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                                      EXHIBIT 11

                     OPINION OF LAW OFFICES OF JACK G. ORR, P.S.



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                                [LETTERHEAD]


                                       January   , 1999


                                   PROPOSED


SFG Mortgage and Investment Company, Inc.
923 Powell Avenue SW
Renton, WA 98057

Dear Sirs:

     The undersigned serves as your counsel in connection with the filing of the Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed by you with the United States Securities and Exchange
Commission on January   , 1999.  Pursuant to such Registration Statement, you
propose to register $25,000,000 of Investment Debentures, Series I of SFG Mortgage and Investment Company, Inc. (the "Company") to be offered and sold to the investing public.

     We have reviewed the Articles of Incorporation, Bylaws and Minutes of the meetings and records of action of the Board of Directors of the Company and such other documents and representations as we deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Washington; and

     2. Upon issuance of the aforementioned investment debentures in conformity with the Registration Statement, such debentures will be validly issued and outstanding and the repayment of all amounts due under such debentures will be a legal and binding obligation upon the Company.



                                       LAW OFFICES OF JACK G. ORR, P.S.


JGO/st
sfgmort.opn.0114